MIDDLESEX WATER COMPANY REPORTS THIRD QUARTER
2010 OPERATING RESULTS
Net Income Up 42.4%

November 3, 2010   ISELIN, NJ -- Middlesex Water Company (NASDAQ: MSEX) ("Middlesex" or the "Company") today reported third quarter net income of $5.7 million, which is a 42.4% increase over net income of $4.0 million reported for the same quarter of 2009.   Third quarter operating revenues of $29.6 million were $4.1 million, or 16.0%, higher when compared to the same period in 2009. Diluted earnings per share for the quarter were $0.36, compared to $0.29 in 2009, a 24.1% increase.

Third Quarter Operating Results

Consolidated operating revenues for the third quarter of 2010 increased $4.1 million from the same period in 2009.

Revenues in our Middlesex system in New Jersey increased $3.4 million, due to higher consumption across all classes of customers ($1.5 million) and the March 2010 base rate increase ($1.9 million). The increased consumption demand primarily resulted from hot, dry weather and an increase in demand by our commercial and industrial customers.  In 2009 and through the 2nd quarter of 2010, water consumption patterns by our commercial and industrial customer class was below the historical average.

In our Tidewater Utilities system in Delaware, water consumption revenues increased $0.7 million, largely attributable to higher customer demand for water driven by hot, dry weather and a $0.1 million temporary water sales contract with Dover Air Force Base in Delaware.

Middlesex Water Company CEO, Dennis W. Doll, said, "We have experienced two periods of extreme conditions in 2009 and 2010. In 2009, we endured unusually cool wet weather in the spring and summer months, combined with overall reduced demand for water by our commercial and industrial customers. The challenges experienced by those customers were largely driven by the unfavorable conditions in the local and national economies. In 2010, we experienced abnormally high demands for water due to an extremely hot and dry summer, combined with an improving economic climate for our commercial and industrial customers. The favorable operating revenue impact of the weather anomaly in 2010 was somewhat tempered by costs associated with the extreme winter weather conditions in our New Jersey and Delaware service territories earlier in the year. Throughout these periods, we continued to expand our prospects for growth, improve our business processes and use of technology and deliver high quality service for our customers,” added Doll.

Operation and maintenance expenses for the three months ended September 30, 2010 increased $0.8 million or 5.7%.  This was attributable primarily to increased costs of $0.1 million resulting from water main breaks in our Middlesex and Tidewater systems, increased production related costs of $0.3 million incurred primarily to meet water demands in our Tidewater system and increased costs of $0.2 million related to the 2010 implementation of a new Company wide information technology platform.

Nine Month Operating Results

Operating revenues for the nine months ended September 30, 2010 increased $8.6 million or 12.4% from the same period in 2009.  Operation and maintenance expenses for the nine months ended September 30, 2010 increased $2.0 million or 5.1% from the same period in 2009. Net income increased $3.5 million or 42.3% over the same period in 2009.  Diluted earnings per share increased to $0.80 for the nine months ended September 30, 2010 as compared to $0.60 for the same period in 2009.  The increase in earnings per share, for both the three months and nine month periods ended September 30, 2010 as compared to the same periods in 2009, was tempered by an increase in the average number of common shares outstanding after the Company’s public offering of 1.9 million shares of common stock in June 2010.

Board Increases Quarterly Dividend

The Company's Board of Directors approved an increase in the Company's quarterly cash dividend to $0.1825 from $0.1800.   The new dividend rate is payable December 1, 2010 to shareholders of record as of November 15, 2010. This dividend increase raises the annual dividend to $0.73 from $0.72 per share of common stock.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, provides regulated and unregulated water and wastewater utility services primarily in New Jersey and Delaware through various subsidiary companies. For additional information regarding Middlesex Water Company including information about the Company's Dividend Reinvestment and Common Stock Purchase Plan, visit the Company's Web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

MIDDLESEX WATER COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Operating Revenues	$29,585	$25,498	$77,768	$69,164

Operating Expenses:
Operations and Maintenance	14,036	13,285	41,205	39,222
Depreciation	2,387	2,174	6,827	6,370
Other Taxes	3,141	2,715	8,532	7,699

Total Operating Expenses	19,564	18,174	56,564	53,291

Operating Income	10,021	7,324	21,204	15,873

Other Income (Expense):
Allowance for Funds Used During Construction	143	245	785	727
Other Income	172	432	532	760
Other Expense	(129)	(31)	(181)	(49)

Total Other Income, net	186	646	1,136	1,438

Interest Charges	1,819	1,791	5,125	4,949

Income before Income Taxes	8,388	6,179	17,215	12,362

Income Taxes	2,652	2,152	5,495	4,128

Net Income	5,736	4,027	11,720	8,234

Preferred Stock Dividend Requirements	52	52	156	156

Earnings Applicable to Common Stock	$5,684	$3,975	$11,564	$8,078

Earnings per share of Common Stock:
Basic	$0.37	$0.30	$0.81	$0.60
Diluted	$0.36	$0.29	$0.80	$0.60

Average Number of
Common Shares Outstanding :
Basic	15,518	13,458	14,350	13,435
Diluted	15,781	13,720	14,613	13,698

Cash Dividends Paid per Common Share	$0.1800	$0.1775	$0.5400	$0.5325